Exhibit 15 (d)

Consolidated Financial Statements of LG. Philips LCD Co., Ltd.

The LPL consolidated financial statements were prepared in accordance with generally accepted accounting principles of the United States of America. The audit report of Samil PricewaterhouseCoopers relating to the LPL consolidated financial statements as of and for the year ended December 31, 2004 is included as an Exhibit 15 (e) to this Form 20-F/A.

LG.Philips LCD Co., Ltd.

Consolidated Balance Sheets
December 31, 2003 and 2004

					(Note 3)
(in millions of Korean won, and thousands of US dollars, except for share data)	2003		2004		2004
Assets
Current assets
Cash and cash equivalents	~~W~~	504,014	~~W~~	1,361,239	$1,315,080
Accounts receivable, net
Trade, net		613,029		461,996	446,330
Due from affiliates		541,754		427,914	413,404
Others, net		4,984		64,407	62,223
Inventories		335,921		804,117	776,850
Deferred income taxes		11,617		7,743	7,480
Prepaid expense		23,197		30,233	29,208
Prepaid value added tax		90,085		95,240	92,010
Other current assets		21,695		146,040	141,088

Total current assets		2,146,296		3,398,929	3,283,673
Long-term prepaid expenses		35,063		49,648	47,964
Property, plant and equipment, net		3,974,315		6,563,977	6,341,394
Deferred income taxes		130,654		178,450	172,399
Intangibles, net		29,260		37,435	36,166
Other assets		27,399		34,062	32,906

Total assets	~~W~~	6,342,987	~~W~~	10,262,501	$9,914,502

Liabilities and Stockholders’ Equity
Current Liabilities
Short-term borrowings	~~W~~	159,189	~~W~~	483,220	$466,834
Correct portion of long-term debt		466,486		212,992	205,769
Trade accounts and notes payable
Trade		305,464		490,524	473,890
Due to affiliates		98,058		92,593	89,453
Other accounts payable
Others		323,714		439,210	424,316
Due to affiliates		699,712		576,708	557,152
Accrued expenses		106,608		119,864	115,799
Income taxes payables		41,406		76,812	74,207
Other current liabilities		51,613		82,162	79,378

Total current liabilities		2,252,250		2,574,085	2,486,798
Long-term debt, net of current portion		1,318,581		1,993,151	1,925,564
Accrued severance benefits, net		20,965		31,964	30,880

Total liabilities		3,591,796		4,599,200	4,443,242

Commitments and contingencies (Note 15)
Stockholders’ equity
Capital stock
Common stock: ~~W~~5,000 par value; authorized 400 million shares; issued and outstanding 290 and 325 million shares at December 31, 2003 and December 31, 2004		1,450,000		1,626,579	1,571,422
Capital Surplus		—		1,001,940	967,964
Retained earnings		1,297,355		3,001,042	2,899,277
Accumulated other comprehensive income		3,836		33,740	32,597

Total stockholders’ equity		2,751,191		5,663,301	5,471,260

Total liabilities and stockholders’ equity	~~W~~	6,342,987	~~W~~	10,262,501	$9,914,502

The accompanying notes are an integral part of these consolidated financial statements.

LG.Philips LCD Co., Ltd.

Consolidated Statements of Income
Years ended December 31, 2002, 2003 and 2004

(in millions of Korean won, and thousands							(Note 3)
of US dollars, except for share amount)	2002		2003		2004		2004
Sales
Related parties	~~W~~	1,795,011	~~W~~	2,749,696	~~W~~	3,342,602	$3,229,255
Others		1,771,723		3,348,658		4,982,192	4,813,247

		3,566,734		6,098,354		8,324,794	8,042,502
Cost of sales		3,139,012		4,741,592		6,246,240	6,034,431

Gross profit		427,722		1,356,762		2,078,554	2,008,071

Selling, general and administrative expenses		129,045		234,519		318,449	307,650

Operating Income		298,677		1,122,243		1,760,105	1,700,421

Other income (expense)
Interest income		3,603		6,393		19,964	19,287
Interest expense		(62,295)		(83,619)		(58,049)	(56,081)
Foreign exchange gain, net		119,827		15,015		19,125	18,476
Others, net		6,254		1,045		673	650

Total other income (expense)		67,389		(61,166)		(18,287)	(17,668)

Income before income tax expense		366,066		1,061,077		1,741,818	1,682,753
Income tax expense		17,956		54,574		38,131	36,838

Net income	~~W~~	348,110	~~W~~	1,006,503	~~W~~	1,703,687	$1,645,915

Net income per common share
Basic	~~W~~	1,200	~~W~~	3,471	~~W~~	5,586	$5.39
Diluted	~~W~~	1,200	~~W~~	3,471	~~W~~	5,586	$5.39

The accompanying notes are an integral part of these consolidated financial statements.

LG.Philips LCD Co., Ltd.

Consolidated Statements of Changes in Stockholders’ Equity
Years ended December 31, 2002, 2003 and 2004

	Common Stock			Capital Surplus						Accumulated
				Additional				Retained		Other
				Paid-In		Unearned		Earnings		Comprehensive
(in millions of Korean won)	Shares	Amount		Capital		Compensation		(Deficit)		Income (Loss)		Total
Balance as of December 31, 2001	290,000,000	~~W~~	1,450,000	~~W~~	—	~~W~~	—	~~W~~	(57,258)		418	~~W~~	1,393,160

Comprehensive income:
Net income									348,110				348,110
Cumulative translation adjustment											(1,486)		(1,486)

Total comprehensive income													346,624

Balance as of December 31, 2002	290,000,000	~~W~~	1,450,000	~~W~~	—	~~W~~	—	~~W~~	290,852	~~W~~	(1,068)	~~W~~	1,739,784

Comprehensive income:
Net income									1,006,503				1,006,503
Cumulative translation adjustment											1,198		1,198
Net unrealized gains on derivative, net of tax											3,706		3,706

Total comprehensive income													1,011,407

Balance as of December 31, 2003	290,000,000	~~W~~	1,450,000	~~W~~	—	~~W~~	—	~~W~~	1,297,355	~~W~~	3,836	~~W~~	2,751,191

Issuance of Common Stock	35,315,700		176,579		1,012,271								1,188,850
Unearned Compensation							(11,923)						(11,923)
Stock compensation expense							1,592						1,592
Comprehensive income:
Net income									1,703,687				1,703,687
Cumulative translation adjustment											(13,249)		(13,249)
Net unrealized gains on derivative, net of tax											43,153		43,153

Total comprehensive income													1,733,591

Balance as of December 31, 2004	325,315,700	~~W~~	1,626,579	~~W~~	1,012,271	~~W~~	(10,331)	~~W~~	3,001,042	~~W~~	33,740	~~W~~	5,663,301

	Common Stock		Capital Surplus			Accumulated
			Additional			Other
			Paid-In	Unearned	Retained	Comprehensive
(in thousands of US dollars) (Note 3)	Shares	Amount	Capital	Compensation	Earnings	Income	Total
Balance as of December 31, 2003	290,000,000	$1,400,831	$—	$—	$1,253,362	$3,706	$2,657,899

Issuance of Common Stock	35,315,700	170,591	977,945				1,148,536
Unearned Compensation				(11,519)			(11,519)
Stock compensation expense				1,538			1,538
Comprehensive income:
Net income					1,645,915		1,645,915
Cumulative translation adjustment						(12,800)	(12,800)
Net unrealized gains on derivatives, net of tax						41,691	41,691

Total comprehensive income							1,674,806

Balance as of December 31, 2004	325,315,700	$1,571,422	$977,945	$(9,981)	$2,899,277	$32,597	$5,471,260

The accompanying notes are an integral part of these consolidated financial statements.

LG.Philips LCD Co., Ltd.

Consolidated Statements of Cash Flows
Years ended December 31, 2002, 2003 and 2004

							(Note 3)
(in millions of Korean won, and thousands of US dollars)	2002		2003		2004		2004
Net income	~~W~~	348,110	~~W~~	1,006,503	~~W~~	1,703,687	$1,645,915
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation		948,789		956,997		1,224,118	1,182,608
Provision for severance benefits		15,429		19,950		32,584	31,479
Foreign exchange loss (gain), net		(78,871)		3,805		(101,776)	(98,325)
Amortization of intangible assets		4,935		5,406		6,405	6,188
Loss on extinguishment of long-term debt		—		1,279		—	—
Loss on disposal of property, plant and equipment		2,268		36		3,281	3,170
Amortization of debt issuance cost		3,969		4,222		4,453	4,302
Decrease (increase) in deferred income taxes assets, net		16,645		11,786		(43,923)	(42,434)
Others, net		2,460		16,812		(4,365)	(4,217)
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable		(156,185)		(607,480)		204,970	198,020
(Increase) decrease in inventories		(146,544)		62,288		(468,196)	(452,319)
(Increase) decrease in prepaid expense		(17,786)		6,554		6,443	6225
(Increase) in prepaid value added tax		(13,654)		(69,533)		(5,155)	(4,980)
(Increase) decrease in other current assets		(3,092)		9,552		(63,493)	(61,340)
Increase in trade accounts and notes payable		86,022		152,743		181,421	175,269
Increase in other accounts payable		57,645		14,286		58,625	56,637
Increase in accrued expenses		1,549		66,472		13,635	13,173
(Decrease) increase in other current liabilities		(18,335)		10,161		(9,773)	(9,442)

Net cash provided by operating activities		1,053,354		1,671,839		2,742,941	2,649,929

Cash flows from investing activities:
Purchase of property, plant and equipment
Purchase from related parties		(813,056)		(1,186,909)		(2,346,297)	(2,266,735)
Purchase from others		(303,885)		(251,321)		(1,539,353)	(1,487,154)
Proceeds from sales of property, plant and equipment		311		3,450		6,156	5,947
Acquisition of intangible assets		(176)		(5,204)		(7,884)	(7,617)
Others, net		(9,268)		(12,715)		(5,380)	(5,196)

Net cash used in investing activities		(1,126,074)		(1,452,699)		(3,892,758)	(3,760,755)

Cash flows from financing activities:
Proceeds from (repayment on) short-term borrowings		(38,647)		(114,878)		324,032	313,044
Proceeds from issuance of long-term debt		283,740		832,573		968,802	935,950
Repayment on long-term debt		(144,242)		(496,072)		(467,202)	(451,359)
Repayment of capital lease obligation		(9,547)		—		—	—
Payment of debt issuance cost		(915)		(6,846)		(5,716)	(5,522)
Proceeds from issuance of common stock		—		—		1,229,133	1,187,453
Payment of stock issuance cost		—		—		(40,283)	(38,917)

Net cash provided by financing activities		90,389		214,777		2,008,766	1,940,649

Effect of exchange rate changes on cash and cash equivalents		(107)		(209)		(1,724)	(1,666)

Net increase in cash and cash equivalents		17,562		433,708		857,225	828,157
Cash and cash equivalents:
Beginning of year		52,744		70,306		504,014	486,923

End of year	~~W~~	70,306	~~W~~	504,014	~~W~~	1,361,239	$1,315,080

The accompanying notes are an integral part of these consolidated financial statements.

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements
December 31, 2002, 2003 and 2004

1. Organization and Nature of Business

     LG.Philips LCD Co., Ltd. is a manufacturer and supplier of Thin Film Transistor Liquid Crystal Displays (“TFT-LCD”) to Original Equipment Manufacturers (“OEMs”) and multinational corporations.

     The accompanying consolidated financial statements include the accounts of LG.Philips LCD Co., Ltd. (“LPL”) and its consolidated subsidiaries (hereinafter collectively referred to as the “Company”).

Formation

     LG. Philips LCD Co., Ltd. was incorporated in 1985 in the Republic of Korea under the original name of LG Soft, Ltd. and until December 31, 1998 was entirely devoted to the development and marketing of software.

     As part of a restructuring of the LG Group of companies, LG Soft, Ltd. changed its name to LG LCD Co., Ltd. in November 1998 and subsequently in December 1998, LG LCD Co., Ltd. acquired the assets and liabilities of the TFT-LCD businesses of LG Electronics Inc. (“LGE”) and LG Semicon Inc. (“LGS”). The transfer of assets and liabilities from LGE to LG LCD Co., Ltd. was recorded at historical book values as LG LCD Co. Ltd. was a 100% owned subsidiary of LGE. The assets and liabilities of LGS were transferred to LG LCD Co. Ltd. at fair value based on an independent valuation.

     On July 26th, 1999, Koninklijke Philips Electronics N.V. (“Philips”) and LGE entered into a joint venture agreement. Effective August 27,1999 LG LCD Co., Ltd. changed its name to LG.Philips LCD Co., Ltd. and on August 31, 1999 LG.Philips LCD Co., Ltd. issued a total of 145,000,000 previously unissued shares of common stock to Philips in exchange for a contribution of approximately ~~W~~1,127,000 million to LGE and ~~W~~725,000 million directly to the Company.

     In July 2004, pursuant to a Securities Registration Statement filed on July 16, 2004 with the Korea Exchange, the Company sold 8,640,000 shares of common stock for gross proceeds of ~~W~~298,080 million. Concurrently, pursuant to a Form F-1 registration statement filed on July 15, 2004 with the U.S. Securities and Exchange Commission, the Company sold 24,960,000 shares of common stock in the form of American Depositary Shares (“ADSs”) for gross proceeds of US$748,800 thousand (~~W~~871,753 million). In September 2004, pursuant to the underwriting agreement dated July 15, 2004, the Company sold an additional 1,715,700 shares of common stock in the form of ADSs for gross proceeds of US$51,471 thousand (~~W~~59,300 million).

     As of December 31, 2004, the Company’s shareholders are as follows:

	Number of	Percentage of
	Shares	Ownership (%)
LG Electronics Inc.	145,000,000	44.57
Koninklijke Philips Electronics N. V.	145,000,000	44.57
Others	35,315,700	10.86

	325,315,700	100.00

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

     The Company’s subsidiaries are as follow:

		Percentage of
	Country of	Ownership (%)
Subsidiaries	Incorporation	2002	2003	2004
LG.Philips LCD America, Inc.	US	100	100	100
LG.Philips LCD Japan Co., Ltd.	Japan	100	100	100
LG.Philips LCD Germany GmbH	Germany	100	100	100
LG.Philips LCD Taiwan Co., Ltd.	Taiwan	100	100	100
LG.Philips LCD Nanjing Co., Ltd.	China	100	100	100
LG.Philips LCD Hong Kong Co., Ltd.	China	—	100	100
LG.Philips LCD Shanghai Co., Ltd.	China	—	100	100

2. Summary of Significant Accounting Policies

     The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Company in the preparation of the accompanying consolidated financial statements are summarized below.

Principles of Consolidation

     The consolidated financial statements include the accounts of LG.Philips LCD Co., Ltd. and its majority-owned subsidiaries. All significant intercompany transactions and balances with the consolidated subsidiaries have been eliminated upon consolidation.

Use of Estimates

     The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. The most significant estimates and assumptions related to the allowance for uncollectable accounts receivables, warranty accrual and deferred tax valuation allowance. Although these estimates are based on management’s best knowledge of current events and actions that the Company may undertake in the future, actual results may be different from the estimates.

Translation of Foreign Currencies

     The financial position and results of operations of the Company’s subsidiary in Nanjing, China are measured using the Chinese Renminbi as its functional currency, the other overseas subsidiaries use the US dollar, and the Korean parent company uses the Korean Won as its functional currency. The financial statements of these subsidiaries are translated to Korean Won using the current exchange rate method. All the assets and liabilities are translated to Korean Won at the end-of-period exchange rates. Capital accounts are translated using historical exchange rates. Revenues and expenses are translated using average exchange rates. Translation adjustments arising from differences in exchange rates from period to period are included in the cumulative translation adjustment account in other comprehensive income of stockholders’ equity. Foreign currency transaction gains and losses are included as a component of other income (expense).

Cash and Cash Equivalents

     Cash and cash equivalents include all cash balances and highly liquid investments, including time deposits and short-term bonds which are readily convertible into known amounts of cash and have an original maturity of three months or less.

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

Accounts Receivable Securitization

     The Company has an accounts receivable securitization program whereby the Company sells receivables in securitization transactions and retains a subordinated interest and servicing rights to those receivables. The Company accounts for the program under the FASB’s Statement of Financial Accounting Standards No.140 (“SFAS 140”), “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. The gain or loss on sales of receivables is determined at the date of transfer based upon the relative fair value of the assets sold and the interests retained. The Company estimates fair value based on the present value of future expected cash flows using management’s best estimates of the key assumptions, including collection period and discount rates.

Allowance for Doubtful Accounts

     The Company provides an allowance for doubtful accounts receivable based on the aggregate estimated collectibility of its accounts receivable.

Inventories

     Inventories are valued at the lower of cost or market, with cost being determined on an average-cost basis, except for the cost of finished products carried by certain subsidiary companies, which is determined on a moving-average cost basis.

Lease Transactions

     Assets leased under capital leases are recorded at cost as property, plant and equipment and depreciated on a straight-line method over their estimated useful lives. In addition, aggregate lease payments are recorded as obligations under capital leases, net of accrued interest as determined by the total lease payments in excess of the cost of the leased machinery and equipment. Accrued interest is amortized over the lease period using the effective-interest rate method.

     Tools, furniture and fixtures acquired under operating lease agreements are not included in property, plant and equipment. Rather, the related lease rentals are charged to expense when incurred.

Property, Plant and Equipment

     Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives.

Buildings	20 ~ 40 years
Machinery, equipment and vehicles	4 ~ 8 years
Tools, furniture and fixtures	3 ~ 5 years

     Significant renewals and additions are capitalized at cost. Maintenance and repairs are charged to expense as incurred.

     The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets. Total interest expense incurred amounted to ~~W~~71,742 million, ~~W~~91,524 million and ~~W~~95,553 million for the years ended December 31, 2002, 2003 and 2004, respectively, of which, approximately ~~W~~9,447 million, ~~W~~7,905 million and ~~W~~37,504 million, respectively, was capitalized.

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

Intangible Assets

     Intangible assets, comprising intellectual property rights (including patents and technology related to the TFT production process and the like), privileges for the industrial water facility, and purchased software, are stated at cost less accumulated amortization. Amortization is computed using the straight-line method over the following estimated useful lives.

Intellectual property rights	5 ~ 10 years
Privilege for industrial water facilities	10 years
Purchased software	4 years
Others	10 years

Accounting for the Impairment of Long-Lived Assets

     Long-lived assets and intangible assets that do not have indefinite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the aggregate undiscounted future cash flows (undiscounted and without interest charges) is less than the carrying value of the asset, an impairment loss is recognized, based on the fair value of the asset.

Accrued Severance Benefits

     Employees and directors with one year or more of service are entitled to receive a lump-sum payment upon termination of their employment with the Company, based on their length of service and rate of pay at the time of termination. Accrued severance benefits are estimated assuming all eligible employees were to terminate their employment at the balance sheet date. The annual severance benefits expense charged to operations is calculated based on the net change in the accrued severance benefits payable at the balance sheet date, plus the actual payments made during the year.

     The contributions to the national pension fund made under the National Pension Plan and the severance insurance deposit are deducted from accrued severance benefit liabilities. Contributed amounts are refunded from the National Pension Plan and the insurance company to employees on their retirement.

Revenue Recognition

     Revenues from the sale of the Company’s products are recognized when: i) persuasive evidence of an arrangement exists, ii) delivery has occurred to the customers, iii) the sales price to the customer is fixed or determinable and iv) collectibility is reasonably assured.

     The Company generally enters into long term formal master sales agreements with its significant customers. Under the terms of these agreements, the Company does not offer any form of price protection or a returns policy, however the Company provides basic limited warranties with its products.

     For domestic customers, title transfer of the Company’s product and risk of loss generally occurs on delivery and acceptance at the customers’ premises, at which point revenue is recognized. For overseas customers, the Company dispatches goods by common carrier, whereby risk of loss and the transfer of title to the customer occurs at the point of shipping and these revenues are recognized as the goods are shipped.

Research and Development Costs

     Certain costs incurred in connection with the purchase of equipment and facilities used in the Company’s research and development activities are capitalized into property, plant and equipment, to the extent that they

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

have alternative future uses. All other research and development costs are expensed as incurred. The Company has expensed ~~W~~117,613 million, ~~W~~171,387 million and ~~W~~255,327 million during the years ended December 31, 2002, 2003 and 2004, respectively, for research and development costs which are included in cost of sales and selling, general and administrative expenses. These research and development expenses included depreciation cost of equipment and facilities used specifically for research and development activities amounting to ~~W~~11,685 million, ~~W~~8,987 million and ~~W~~11,078 million for the years ended December 31, 2002, 2003 and 2004, respectively.

Shipping and Handling Costs

     The Company includes shipping and handling costs in selling, general and administrative costs. Shipping and handling costs for the years ended December 31, 2002, 2003 and 2004, amounted to ~~W~~29,412 million, ~~W~~66,900 million and ~~W~~94,559 million, respectively.

Advertising Costs

     Advertising costs are expensed as incurred. Advertising expenses for the years ended December 31, 2002, 2003 and 2004 amounted to ~~W~~3,656 million, ~~W~~1,697 million and ~~W~~5,524 million, respectively.

Income Taxes

     The Company recognizes deferred tax assets and liabilities created by temporary differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are computed on such temporary differences, including available net operating loss carryforwards and tax credits, by applying enacted statutory tax rates applicable to the years when such differences are expected to reverse. A valuation allowance is provided on deferred tax assets to the extent that it is more likely than not that such deferred tax assets will not be realized. The total income tax provision includes current tax expenses under applicable tax regulations and the change in the balance of deferred tax assets and liabilities.

     Investment tax credits are accounted for by the flow-through method whereby they reduce income taxes in the period the assets giving rise to such credits are placed in service. To the extent such credits are not currently utilized, deferred tax assets, subject to considerations about the need for a valuation allowance, are recognized for the amount carried forward.

Derivative Financial Instruments

     All derivative financial instruments are recognized as either assets or liabilities in the balance sheet at their fair value. Changes in the fair value of derivative financial instruments are either recognized periodically in income or stockholders’ equity (as a component of accumulated other comprehensive income), depending on whether the derivative financial instrument qualifies as a cash flow hedge.

     At the time the company designates a hedging relationship, it defines the method it will use to assess the hedge’s effectiveness in achieving offsetting changes in fair value or offsetting cash flows attributable to the risk being hedged.

     The Company formally documents all hedging relationships between the derivatives designated as hedges and hedged items, as well as its risk management objectives and strategies for undertaking various hedging activities. The Company links all hedges that are designated as cash flow hedges to the specific forecasted

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

transaction. The Company also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives designated as hedges are highly effective in offsetting changes in fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, the Company discontinues hedge accounting.

     The derivatives designated as cash flow hedges include foreign exchange forward contracts, which are used for reducing the risk arising from the changes in anticipated cash flow from expected transactions in foreign currency.

     Changes in the fair value of derivatives designated and effective as cash flow hedges for forecasted transactions are initially recorded in other comprehensive income and reclassified into earnings when the hedged transaction affects earnings. Changes in the fair value of the ineffective portion are recognized in current period earnings.

     The derivatives designated for trading comprise cross-currency swap contracts and foreign exchange forward contracts. Such contracts are marked-to-market with changes in value, including premiums paid or received, recognized in other income (expense) as foreign exchange gain (loss).

Deferred Bond Issuance Costs

     Costs that are directly related to the issuance of bonds are capitalized and amortized over the term of the debt using the effective interest rate method.

Warranty Reserve

     The Company records warranty liabilities for the estimated costs that may be incurred under its basic limited warranty. This warranty covers defective products and is normally applicable for eighteen months from the date of purchase. These liabilities are accrued when product revenues are recognized. Warranty costs primarily include raw materials and labor costs. Factors that affect the Company’s warranty liability include historical and anticipated rate of warranty claims on those repairs and cost per claim to satisfy the Company’s warranty obligation. As these factors are impacted by actual experience and future expectations, the Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Fair Value of Financial Instruments

     The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The carrying values of cash and cash equivalents, time deposits, trade and notes receivable, short-term borrowings, notes and accounts payable and accrued and other liabilities, approximate fair value, due to their short term maturities. The Company estimates the fair values of its long-term debt, including the current portion, based on either the market value or the discounted amounts of future cash flows using the Company’s current incremental debt rates for similar liabilities. The fair values of derivative instruments are estimated based on market quotations.

Recent Accounting Pronouncements

     In March 2004, the FASB issued EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. EITF 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

investments that are deemed to be temporarily impaired. In September 2004, the FASB issued FASB Staff Position EITF 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-1 to investments in securities that are impaired; however, the disclosure requirements are effective for annual periods ending after June 15, 2004. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of EITF 03-1.

     In November 2004, the FASB issued FASB Statement No. 151, “Inventory Costs—an amendment of ARB No. 43” (“FAS 151”), which is the result of its efforts to converge U.S. accounting standards for inventories with International Accounting Standards. FAS No. 151 requires idle facility expenses, freight, handling costs, and wasted material (spoilage) costs to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. FAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is evaluating the impact of this standard on its consolidated financial statements.

     In December 2004, the FASB issued Statement No. 123 (Revised), “Share Based Payment”, that requires companies to expense the value of employee stock options and similar awards for interim and annual periods beginning after June 15, 2005 and applies to all outstanding and unvested stock-based awards at a company’s adoption date. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

     On December 16, 2004, the FASB issued Statement No. 153, “Exchanges of Nonmonetary Assets”, an amendment of APB Opinion No. 29. Statement 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. Statement 153 is effective for nonmonetary asset exchanges beginning in the second quarter of fiscal 2006. The Company does not believe adoption of Statement 153 will have a material effect on its consolidated financial position, results of operations or cash flows.

3. United States Dollar Amounts

     The Company operates primarily in Korea and its financial accounting records are maintained in Korean Won. These translations should not be construed as a representation that the Korean Won amounts shown could be converted, realized or settled in US dollars at this or any other rate. The US dollar amounts are provided herein as supplemental information solely for the convenience of the reader. Korean Won amounts are expressed in US dollars at the rate of ~~W~~1,035.1 : US$1, the US Federal Reserve Bank of New York noon buying exchange rate in effect on December 31, 2004. The US dollar amounts are unaudited and are not presented in accordance with generally accepted accounting principles in either Korea or the United States of America.

4. Accounts Receivable

     The following table presents accounts receivable at December 31:

(in millions of Korean won)	2003		2004
Trade	~~W~~	624,668	~~W~~	465,066
Due from LG group companies and Philips affiliates		541,754		427,914
Others		5,377		64,755

		1,171,799		957,735
Allowance for doubtful accounts		(12,032)		(3,418)

	~~W~~	1,159,767	~~W~~	954,317

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

     Trade accounts pledged as collateral related to short-term borrowings as of December 31, 2003 amounted to approximately ~~W~~15,150 million (US$12,686 thousand).

     Trade bills to overseas subsidiaries negotiated through banks but not yet matured, which were recorded as short-term borrowings as of December 31, 2003 and 2004 amounted to approximately ~~W~~102,841 million (US$86,109 thousand) and ~~W~~410,824 million (US$369,339 thousand and JP¥2,808,387 thousand), respectively.

     In September 2004, the Company entered into a five-year accounts receivable securitization program (the “Program”) with a financial institution. The Program allows the Company to sell, on a revolving basis, an undivided interest in up to US$300 million in eligible accounts receivables of four subsidiaries, including LG.Philips LCD America (“LPLA”), LG.Philips LCD Germany (“LPLG”), LG.Philips LCD Taiwan (“LPLT”) and LG.Philips LCD Japan (“LPLJ”), while retaining a subordinated interest in a portion of the receivables. The eligible receivables of LPLA and LPLG are sold without legal recourse to third party conduits through LG. Philips LCD America Finance Corporation, a qualifying bankruptcy-remote special purpose entity, which is wholly owned by LPLA but is not consolidated for financial reporting purposes. The eligible receivables of LPLT and LPLJ are sold without legal recourse to third party conduits through ABN AMRO Taipei Branch and ABN AMRO Tokyo Branch, respectively, which are consolidated by ABN AMRO Bank. The Company continues servicing the sold receivables and charges the third party conduits a monthly servicing fee at market rates. Accordingly, no servicing asset or liability has been recorded.

     The Program qualifies for sale treatment under SFAS 140. As of December 31, 2004, the outstanding balance of securitized accounts receivable held by the third party conduits totaled ~~W~~305,203 million, of which the Company’s subordinated retained interest was ~~W~~59,324 million. Accordingly, ~~W~~245,879 million of accounts receivable balances, net of applicable allowances, were removed from the consolidated balance sheets at December 31, 2004. Losses recognized on the sale of accounts receivable totaled approximately ~~W~~3,906 million in the year ended December 31, 2004. This cost is primarily related to the loss on sale of receivables and discount on retained interests, net of the related servicing revenues and various program and facility fees associated with the Program. This cost is included in the accompanying consolidated statement of income under the caption selling, general and administrative expenses.

     The Company measures the fair value of its retained interests at the time of a securitization and throughout the term of the Program using a present value model incorporating two key assumptions: (1) a weighted average life of 65 days and (2) a discount rate of 4.11% per annum. At December 31, 2004, this retained interest is included in the accounts receivables balance reflected in the consolidated balance sheet, at fair value of the Company’s retained interest, which approximates book value due to a short average collection cycle for such accounts receivables and the Company’s collection history.

5. Inventories

     Inventories comprise the following at December 31:

(in millions of Korean won)	2003		2004
Finished products	~~W~~	122,263	~~W~~	511,008
Work in process		88,744		124,356
Raw materials		124,914		168,753

	~~W~~	335,921	~~W~~	804,117

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

6. Derivative Instruments and Hedging Activities

Derivatives for cash flow hedge

     During the year ended December 31, 2002, there were no derivatives designated as cash flow hedges, and during the years ended December 31, 2003 and 2004, five and thirteen foreign currency forward contracts were designated as cash flow hedges, respectively. During the years ended December 31, 2003 and 2004, these cash flow hedges were fully effective and changes in the fair value of the derivatives, of ~~W~~4,352 million and ~~W~~55,287 million, were recorded in other comprehensive income. The deferred gains of ~~W~~55,287 million for derivatives designated as cash flow hedges are expected to be reclassified into earnings within the next twelve months.

Derivatives for trading

     For the years ended December 31, 2002, 2003 and 2004, the Company recorded realized exchange gains of ~~W~~37,446 million, ~~W~~40,978 million and ~~W~~80,306 million and realized exchange losses of ~~W~~7,753 million, ~~W~~16,648 million and ~~W~~51,597 million, respectively, on derivative contracts designated for trading upon settlement.

     In addition, for the years ended December 31, 2002, 2003 and 2004, the Company recorded unrealized gains of ~~W~~11,289 million, ~~W~~9,314 million and ~~W~~68,298 million and unrealized losses of ~~W~~125 million, ~~W~~10,662 million and ~~W~~54,142 million, respectively, relating to these derivative contracts designated for trading.

7. Property, Plant and Equipment

     Property, plant and equipment comprise the following at December 31:

(in millions of Korean won)	2003		2004
Land	~~W~~	87,130	~~W~~	313,053
Buildings		826,063		1,216,471
Machinery, equipment and vehicles		5,404,314		7,822,364
Tools, furniture and fixtures		258,647		335,180
Machinery-in-transit		30,523		705,906
Construction-in-progress		992,661		956,642

		7,599,338		11,349,616
Accumulated depreciation		(3,625,023)		(4,785,639)

Property, plant and equipment, net	~~W~~	3,974,315	~~W~~	6,563,977

Operating Leases

     Rental expenses of certain machinery and equipment held under operating leases for the years ended December 31, 2002, 2003 and 2004 were ~~W~~780 million, ~~W~~673 million and ~~W~~1,304 million, respectively. The minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 2004 are as follows:

(in millions of Korean won)
For the years ended December 31,
2005	~~W~~	1,406
2006		1,000
2007		122
2008		25
2009		—

Total minimum future rentals	~~W~~	2,553

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

8. Intangible Assets

     Intangible assets comprised the following at December 31:

	2003
	Intellectual				Privileges for
	property		Purchased		industrial water
(In millions of Korean won)	rights		Software		facilities		Others		Total
Acquisition cost	~~W~~	24,641	~~W~~	14,384	~~W~~	5,844	~~W~~	683	~~W~~	45,552
Accumulated amortization		(7,937)		(6,243)		(1,557)		(555)		(16,292)

Intangible assets, net	~~W~~	16,704	~~W~~	8,141	~~W~~	4,287	~~W~~	128	~~W~~	29,260

	2004
	Intellectual				Privileges for
	property		Purchased		industrial water
(In millions of Korean won)	rights		Software		facilities		Others		Total
Acquisition cost	~~W~~	27,909	~~W~~	19,080	~~W~~	12,305	~~W~~	838	~~W~~	60,132
Accumulated amortization		(10,412)		(9,295)		(2,412)		(578)		(22,697)

Intangible assets, net	~~W~~	17,497	~~W~~	9,785	~~W~~	9,893	~~W~~	260	~~W~~	37,435

     Amortization expense for the years ended December 31, 2002, 2003 and 2004 amounted to ~~W~~4,935 million, ~~W~~5,406 million and ~~W~~6,405 million, respectively.

     The estimated aggregate amortization expense for intangible assets for the next five years is as follows:

(in millions of Korean won)
For the years ended December 31,
2005	~~W~~	6,393
2006		5,092
2007		5,092
2008		5,092
2009		4,329

9. Short-Term Borrowings

     Short-term borrowings comprise the following at December 31:

(in millions of Korean won)	2003		2004
Loans, principally from banks:
with weighted-average interest rate of 1.80%	~~W~~	159,189	~~W~~	—
with weighted-average interest rate of 3.40%		—		483,220

	~~W~~	159,189	~~W~~	483,220

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 3l, 2002, 2003 and 2004

10. Long-Term Debt

     Long-term debt comprise the following at December 31:

(in millions of Korean won)	2003		2004
Won denominated Loans:
Unsecured loans, representing obligations principally to banks:
Due 2006 to 2008 with interest rate of 5.9% per annum	~~W~~	58,700	~~W~~	58,700
Unsecured loans, representing obligation principally to banks:
Due 2006 to 2009 with interest rate of 6.1% per annum		—		59,100
Unsecured bond with interest rate ranging from 5.0% to 7.0%, due 2004 to 2008, net of unamortized discount		1,026,367		—
Unsecured bond with interest rate ranging from 3.5% to 6.0%, due 2006 to 2009, net of unamortized discount		—		1,320,317

		1,085,067		1,438,117

U.S. Dollar denominated Loans:
Unsecured loans, representing obligations principally to banks:
Due 2005 to 2008 with interest rate ranging from 1.6% to 1.9% per annum		40,647		—
Unsecured loans, representing obligations principally to banks:
Due 2005 to 2009 with interest ranging from 3.2% to 3.3% per annum		—		78,706
Unsecured loans, representing obligations principally to banks:
Due 2005 to 2006 with interest rate of 3M Libor+1.2% per annum		41,801		—
Unsecured loans, representing obligations principally to banks:
Due 2005 to 2006 with interest rate of 3M Libor+1.0% per annum		—		36,246
Unsecured loans, representing obligations principally to banks:		—		49,709
Due 2007 to 2010 with interest rate of 6M Libor+1.2% per annum
Unsecured bond with interest rate of 6M Libor +1.1%, due 2004, net of unamortized discount		167,202		—
Unsecured bond with interest rate of 3M Libor+1.2%, due 2005 to 2006		241,249		—
Unsecured bond with interest rate of 3M Libor+1.0%, due 2005 to 2006		—		209,191
Unsecured Term Notes with interest rate of 3M Libor+1.2%, due 2005 to 2006		194,671		—
Unsecured Term Notes with interest rate of 3M Libor+1.0%, due 2005 to 2006		—		168,803
Unsecured bond with interest rate of 3M Libor+0.6%, due 2007		—		207,120

		685,570		749,775

Chinese Renminbi denominated Loans:
Unsecured loans, representing obligations principally to banks:
Due 2008 with interest rate of 5.0% per annum		14,430		—
Unsecured loans, representing obligations principally to banks:
Due 2008 with interest rate ranging from 5.0% to 5.5% per annum		—		18,251

Less: Current portion		(466,486)		(212,992)

	~~W~~	1,318,581	~~W~~	1,993,151

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

     Unsecured long-term debts are subject to various restrictive covenants. Typically, these covenants include restrictions on the debt to equity ratio, debt coverage ratio, interest coverage ratio, total debt limits, earnings before interest, tax and depreciation requirements and other similar financial ratios. The Company was in compliance with these financial covenants during all periods presented.

     The aggregate annual maturities of long-term debt outstanding as of December 31, 2004 were as follows:

					Chinese
	Won		US Dollar		Renminbi
	denominated		denominated		denominated
(in millions of Korean won)	Loans		Loans		Loans		Total
For the years ending December 31,
2006	~~W~~	229,417	~~W~~	218,864	~~W~~	—	~~W~~	448,281
2007		339,266		231,291		—		570,557
2008		289,267		42,439		18,251		349,957
2009		609,850		31,762		—		641,612
2010		—		12,427		—		12,427

	~~W~~	1,467,800	~~W~~	536,783	~~W~~	18,251	~~W~~	2,022,834

11. Accrued Severance Benefits

     Accrued severance benefits were as follows as of December 31:

(in millions of Korean won)	2003		2004
Balance at beginning of year	~~W~~	43,532	~~W~~	56,558
Provisions for severance benefits		21,544		32,584
Transferred from affiliated companies		1,680		1,130
Actual severance payments		(10,198)		(8,291)

		56,558		81,981

Cumulative Deposits to National Pension Fund		(813)		(737)
Balance of the severance insurance deposits		(34,780)		(49,280)

Balance at end of year	~~W~~	20,965	~~W~~	31,964

     The severance benefits are funded approximately 61% and 60% as of December 31, 2003 and 2004, respectively, through severance insurance deposits for the payment of severance benefits, and the account is deducted from accrued severance benefit liabilities. The beneficiaries of the severance insurance deposit are the Company’s employees.

     Severance insurance deposits comprise cash deposits placed with Kyobo Life Insurance Co., Ltd., Lucky Life Insurance Co., Ltd. and Daehan Life Insurance Co., Ltd. for the years ended December 31, 2003 and 2004 and these deposits accumulated interest at an average rate of 4.8% and 4.3%, for Kyobo Life Insurance Co., Ltd., 4.4% and 4.3%, for Lucky Life Insurance Co., Ltd. and 4.8% and 4.3%, for Daehan Life Insurance Co., Ltd. for the years ended December 31, 2003 and 2004, respectively.

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

     The Company expects to pay the following future benefits to its employees upon their normal retirement age:

(In millions of Korean won)
For the years ended December 31,
2005	~~W~~	—
2006		—
2007		115
2008		86
2009		49
2010		202
2011		813
2012		1,763
2013		2,052
2014		2,930

     The above amounts were determined based on the employees’ current salary rates and the number of service years that will be accumulated upon their retirement date. These amounts do not include amounts that might be paid to employees that will cease working with the Company before their normal retirement age.

12. Income Taxes

     Income before income taxes and tax provision comprises the following:

(in millions of Korean Won)	2002		2003		2004
Income before income taxes:
Domestic	~~W~~	360,083	~~W~~	1,051,579	~~W~~	1,693,182
Foreign subsidiaries		5,983		9,498		48,636

	~~W~~	366,066	~~W~~	1,061,077	~~W~~	1,741,818

Income taxes-Current:
Domestic	~~W~~	—	~~W~~	40,238	~~W~~	85,838
Foreign subsidiaries		1,312		3,196		3,997

		1,312		43,434		89,835

Income taxes-Deferred:
Domestic		15,285		12,022		(52,583)
Foreign subsidiaries		1,359		(882)		879

		16,644		11,140		(51,704)

Total income taxes	~~W~~	17,956	~~W~~	54,574	~~W~~	38,131

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

     The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31, 2003 and 2004 are as follows:

(in millions of Korean won)	2003		2004
Current deferred income tax asset
Accounts receivable	~~W~~	5,701	~~W~~	2,170
Inventories		7,809		6,976
Others		(1,247)		7,024

Net deferred income tax assets, including other comprehensive income related deferred tax asset		12,263		16,170
Less: Other comprehensive income related deferred tax assets		(646)		(8,427)

Current deferred income tax asset	~~W~~	11,617	~~W~~	7,743

Non-Current
Intangible asset	~~W~~	34,462	~~W~~	30,179
Tax credit carryforward		92,514		137,828
Long term loan and debenture		(1,768)		(706)
Property, plant and equipment		2,726		11,857
Others		2,720		(708)

Non-Current deferred income tax asset	~~W~~	130,654	~~W~~	178,450

     As of December 31, 2004, the Company has available unused investment tax credits of ~~W~~137,828 million, which may be applied against future income tax amounts through 2009.

     Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the period during which the temporary differences reverse, the outlook for the Korean economic environment, and the overall future industry outlook. Management periodically considers these factors in reaching its conclusion, and has determined that no valuation allowance was required as of December 31, 2003 and 2004.

     Under the Foreign Investment Promotion Act of Korea, from September 1999, the Company is entitled to an exemption from income taxes in proportion to the percentage of foreign equity for seven years following the registration of each foreign equity investment, and at one-half of that percentage for the subsequent three years through 2008.

     Aggregate tax benefits and tax effect per share from tax exemption for the years ended December 31, 2002, 2003 and 2004 are as follows:

(in millions, except for per share amount)	2002		2003		2004
Benefit from tax exemption	~~W~~	54,361	~~W~~	153,587	~~W~~	239,605
Weighted-average number of common shares outstanding		290		290		305

Effect per share (Korean Won)	~~W~~	187	~~W~~	529	~~W~~	785

     The statutory income tax rate, including tax surcharges, applicable to the Company was approximately 29.7% in 2002. The statutory income tax rate was amended to 27.5% effective for fiscal years beginning January 1, 2005 in accordance with the Corporate Income Tax Law enacted in December 2003. Accordingly, deferred income taxes as of December 31, 2003 and 2004 were calculated based on the enacted rate of 27.5%.

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

     Taxes are calculated for each individual entity in the group. As a result, losses incurred by subsidiaries cannot be offset against profits earned by the parent company. Taxes on the operating profit differ from the theoretical amount that would arise at the statutory tax rate of the home country of the parent for the years ended December 31, 2002, 2003 and 2004 as follows:

(in millions of Korean won)	2002		2003		2004
Taxes at Korean statutory tax rate	~~W~~	108,721	~~W~~	315,140	~~W~~	517,320
Income tax exemption		(54,361)		(153,587)		(239,605)
Income tax credits		(38,793)		(109,706)		(224,687)
Change in foreigner’s equity interest		—		—		(17,957)
Foreign tax differential		1,782		376		1,815
Nondeductible items		299		277		523
Change in statutory tax rate		—		1,610		—
Others		308		464		722

Total income tax provision	~~W~~	17,956	~~W~~	54,574	~~W~~	38,131

13. Stockholder’s Equity

Common Stock

     On March 19, 2004, at the Annual General Meeting, stockholders approved an increase of authorized shares from 200 million to 400 million and a stock split on a 2:1 basis effective on May 25, 2004. The number of issued common shares as of December 31, 2003 and 2004 are 290,000,000 and 325,315,700, respectively. These financial statements retroactively reflect the impact of the stock split.

     In July 2004, pursuant to a Securities Registration Statement filed on July 16, 2004 with the Korea Exchange, the Company sold 8,640,000 shares of common stock for gross proceeds of ~~W~~298,080 million. Concurrently, pursuant to a Form F-1 registration statement filed on July 15, 2004 with the U.S. Securities and Exchange Commission, the Company sold 24,960,000 shares of common stock in the form of American Depositary shares (“ADSs”) for gross proceeds of US$748,800 thousands.

     In September 2004, pursuant to the underwriting agreement dated July 15, 2004, the Company sold an additional 1,715,700 shares of common stock in the form of American Depositary shares (“ADSs”) for gross proceeds of US$51,471 thousands.

     The Company intends to use the proceeds of these sales to fund the capital expenditures associated with the construction of its seventh generation TFT-LCD fabrication plant (“P7”) and other LCD facilities in Korea.

     On May 21, 2004, employees of the Company formed an employee stock ownership association, (“ESOA”), which has the right to purchase on behalf of its membership up to 20% (1,728,000 shares) of shares offered publicly in Korea, pursuant to the Korean Securities and Exchange Act. Employees purchased the shares through the ESOA with loans provided by the Company at the initial public offering price (~~W~~34,500) and put under each individual employee’s account. 20% of the 20% of shares (345,600 shares) purchased by employees with loans from the Company is accounted for as a restricted stock award which vests over four years. Unearned compensation, shown as a deduction of Capital Surplus, will be amortized over the 4 year vesting period. During the twelve month period ended December 31, 2004, the Company recorded compensation expense of ~~W~~1,592 million.

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

Retained Earnings

     Retained earnings consist of the following as of December 31:

(in millions of Korean won	2003		2004
Appropriated retained earnings:
Legal reserve	~~W~~	60,086	~~W~~	60,086
Reserve for business rationalization		—		—
Unappropriated retained earnings:		1,237,269		2,940,956

	~~W~~	1,297,355	~~W~~	3,001,042

     The Commercial Code of the Republic of Korea requires the Company to appropriate a portion of retained earnings as a legal reserve an amount equal to a minimum of 10% of its cash dividends until such reserve equals 50% of its capital stock. The reserve is not available for dividends but may be transferred to capital stock through an appropriate resolution by the Company’s board of directors or used to reduce accumulated deficit, if any, through an appropriate resolution by the Company’s stockholders.

     Pursuant to the Special Tax Treatment Control Law, the Company was required to appropriate, as a reserve for business rationalization, amounts equal to the tax reductions arising from tax exemptions and tax credits. This reserve was not available for payment of cash dividends, but may be transferred to capital stock through an appropriate resolution by the Company’s board of directors or used to reduce accumulated deficit, if any, through an appropriate resolution by the Company’s stockholders. Effective for fiscal years beginning January 1, 2002, the Special Tax Treatment Control Law was amended and this reserve is available for payment of cash dividends.

14. Earnings Per Share

     Earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the year.

     Diluted earnings per share is computed in a manner consistent with that of basic earnings per share while giving effect to all potentially dilutive common shares that were outstanding during the period. The Company does not have any potentially dilutive common shares. Therefore, earnings per share is the same as diluted earnings per share.

     Earnings per share for the years ended December 31, 2002, 2003 and 2004 is calculated as follows:

(In millions, except for per share amount)	2002		2003		2004
Net income as reported on the income statements	~~W~~	348,110	~~W~~	1,006,503	~~W~~	1,703,687
Weighted-average number of common shares outstanding[1]		290		290		305

Earnings per share	~~W~~	1,200	~~W~~	3,471	~~W~~	5,586

[1]	For the year ended December 31, 2004, 35,316 thousand shares of common stock upon the issuance were included in the computation of weighted-average number of common shares outstanding.

15. Commitments and Contingencies

     The Company is subject to several legal proceedings and claims arising in the ordinary course of business. In August 2002, the Company filed a complaint against Chunghwa Picture Tubes, Tatung Company and Tatung

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

Co. of America, alleging patent infringement relating to liquid crystal displays and the manufacturing process for TFT-LCDs. Subsequently the Company filed a complaint against customers of Chunghwa Picture Tubes, including ViewSonic Corp., Jeans Co, Lite-On Technology Corp., Lite-On Technology International, Inc., TpV Technology and Invision Peripheral Inc. In June 2004, Chunghwa Picture Tubes filed a counter-claim against the Company in the United States District Court for the Central District of California for alleged infringement of certain patents and violation of U.S. antitrust laws. In May 2004, the Company filed a complaint against Tatung Co., the parent company of Chunghwa Picture Tubes and ViewSonic Corp. and others, claiming patent infringement of rear mountable liquid crystal display devices in the United States District of Delaware and the Patent Country Court in the United Kingdom. The Company also filed a complaint against Chunghwa Picture Tubes with the American Arbitration Association in connection with the ownership of certain patents. On May 25, 2004, the Company filed a Complaint for Declaratory Judgement of properly recorded inventorship in the United States District Court for the District of Massachusetts. In January 2005, Chunghwa Picture Tubes filed a complaint for patent infringement against the Company. The Company’s management does not expect the outcome in any of these legal proceedings, individually or collectively, to have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

     During 2002, the Company reached an agreement to settle an outstanding lawsuit, relating to the misuse of one of the Company’s patents, resulting in the recognition of a gain of ~~W~~4,647 million.

     The Company sells a significant portion of products based on non-binding long-term supply agreements to LGE and Philips, who are currently the largest shareholders of the Company. These agreements are for three-year terms, with automatic renewals. These agreements expired in 2004. The Company is entering into formal master agreements.

     As of December 31, 2004, the Company has a trademark license agreement with LG Corporation and Philips Electronics. Under this agreement, the Company has to pay some portion of revenue as a license fee. This agreement is for three-year terms and shall expire at the end of year 2007.

     The Company has entered into bank overdraft agreements with various banks amounting to ~~W~~59,000 million and has entered into a Revolving Credit Facility Agreement with Shinhan Bank and Hana Bank amounting to ~~W~~200,000 million, at December 31, 2004. The Company has a zero balance with respect to these facilities at December 31, 2004.

     LG. Philips LCD America Co., Ltd. has entered into a line of credit agreement, up to US$10,000,000 with Comerica bank. LG. Philips LCD Japan Co., Ltd. and LG. Philips LCD Germany GmbH are provided with repayment guarantees from UFJ Bank and ABN AMRO Bank amounting to JP¥1,000 million and GBP4 million, respectively, relating to their local tax payments.

     As of December 31, 2004, in relation to its TFT-LCD business, the Company has technical license agreements with Semiconductor Energy Laboratory Co., Ltd. and others. The licensing agreements generally require royalty payments based on a specific percentage of sales. Costs are accrued by the Company as the sales of the specified products are made. Royalty expenses charged to cost of sales under these licensing agreements totaled ~~W~~23,483 million, ~~W~~38,969 million and ~~W~~43,726 million in the year ended December 31, 2002, 2003 and 2004, respectively.

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

16. Fair Value of Financial Instruments

     The estimated fair values of the Company’s other financial instruments are as follows:

	2003
	Notional		Carrying		Estimated
(in millions of Korean won)	amount		amount		fair value
Long-term debt including the current portion	~~W~~	—	~~W~~	1,785,067	~~W~~	1,698,579
Derivative instruments		3,165		3,004		3,004

	2004
	Notional		Carrying		Estimated
(in millions of Korean Won)	amount		amount		fair value
Long-term debt including the current portion	~~W~~	—	~~W~~	2,206,143	~~W~~	2,191,857
Derivative instruments		72,696		69,443		69,443

17. Related Party Transactions

     In the normal course of business, the Company purchases raw materials from, and sells its products to, shareholder companies and other companies within the LG Group and Philips Group. Such transactions and the related accounts receivable and payable, excluding consolidated subsidiaries, as of December 31, 2002, 2003 and 2004 are summarized as follows:

	2002
(in millions of Korean won)	Sales		Purchases(*)
LG Electronics Inc.	~~W~~	495,904	~~W~~	54,931
Philips affiliates		140,534		25,433
LG Engineering & Construction Corp.		—		230,097
LG Chem Ltd.		—		108,694
LG International Japan Ltd.		409,971		623,618
LG International HK Ltd.		457,112		—
LG MRO Co., Ltd.		195,382		8,347
LG International Singapore Ltd.		96,108		—
LG International America, Inc.		—		116,762
LG Micron Ltd.		—		28,872
Others		—		117,994

2002 Total	~~W~~	1,795,011	~~W~~	1,314,748

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

	2003
(in millions of Korean won)	Sales		Purchases[1]		Receivables		Payables[2]
LG Electronics Inc.	~~W~~	1,408,956	~~W~~	66,013	~~W~~	265,494	~~W~~	23,185
Philips affiliates		603,603		37,144		167,355		1,926
LG Engineering & Construction Corp.		—		733,966		—		509,510
LG Chem Ltd.		—		243,764		—		31,710
LG International Japan Ltd.		247,619		714,648		43,131		125,152
LG International HK Ltd.		190,602		—		10,834		—
LG International America, Inc.		—		53,573		—		9,513
LG International Singapore Ltd.		171,391		—		50,168		—
LG MRO Co., Ltd.		118,689		31,595		—		8,847
LG Micron Ltd.		—		62,077		—		25,593
LG CNS Co., Ltd.		—		51,220		—		17,127
Others		8,836		144,351		4,772		45,207

2003 Total	~~W~~	2,749,696	~~W~~	2,138,351	~~W~~	541,754	~~W~~	797,770

	2004
(in millions of Korean won)	Sales		Purchases[1]		Receivables		Payables[2]
LG Electronics Inc.	~~W~~	1,607,066	~~W~~	149,466	~~W~~	225,342	~~W~~	29,799
Philips affiliates		1,210,946		52,265		163,762		4,744
LG Engineering & Construction Corp.		—		828,844		—		351,093
LG Chem Ltd.		—		398,433		—		33,393
LG International Japan Ltd.		128,718		1,431,260		10,734		144,030
LG International HK Ltd.		281,242		11		7,196		—
LG International America, Inc.		—		168,565		—		12,328
LG International Singapore Ltd.		51,174		1		—		—
LG International Deutschland GmbH		—		52,569		—		5,337
LG MRO Co., Ltd.		—		67,977		—		13,484
LG Micron Ltd.		—		89,675		—		36,702
LG CNS Co., Ltd.		—		64,013		—		3,985
Others		63,456		148,810		20,880		34,406

2004 Total	~~W~~	3,342,602	~~W~~	3,451,889	~~W~~	427,914	~~W~~	669,301

[1]	Includes purchases of property, plant and equipment.

[2]	Includes advances received.

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

18. Segment Information

     The Company operates in one business segment, the manufacture and sale of TFT-LCDs.

     The following is a summary of operations by country based on the location of the customer as of and for the years ended December 31, 2002, 2003 and 2004. Property, plant and equipment is based on the location of the equipment.

By Geography

(in millions of Korean won)	2002		2003		2004
Revenue from external customers:
Republic of Korea	~~W~~	657,302	~~W~~	977,916	~~W~~	890,194
Asia		2,248,357		3,769,626		5,672,782
America		425,299		576,846		752,971
Europe		204,862		751,889		1,008,645
Others		30,914		22,077		202

Total	~~W~~	3,566,734	~~W~~	6,098,354	~~W~~	8,324,794

Property, Plant, and Equipment:
Republic of Korea			~~W~~	3,901,337	~~W~~	6,402,446
Asia				72,710		160,761
Others				268		770

Total			~~W~~	3,974,315	~~W~~	6,563,977

     During the years ended December 31, 2002, 2003 and 2004, the Company’s revenue from its three largest customers accounted for 34.8%, 41.1% and 42.9% of total revenue respectively. Sales to A Company constituted 12.4%, 13.4% and 12.5% of total revenue, for the years ended December 31, 2002, 2003 and 2004, respectively. And sales to B Company constituted 12.1%, 18.1% and 16.8% of total revenue, for the years ended December 31, 2002, 2003, and 2004, respectively. The Company purchases a number of components from various sources. In some cases, alternative sources of supply are not available. In other cases, the Company may establish a working relationship with a single source, even when multiple suppliers are available, if the Company believes it is advantageous to do so due to performance, quality, support, delivery, capacity or price considerations. If the supply of a critical material or component were delayed or curtailed, the Company’s ability to ship the related product in desired quantities and in a timely manner could be adversely affected. Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could adversely affect operating results.

     The following is a summary of revenue by product for the years ended December 31, 2002, 2003 and 2004.

By Product

(in millions of Korean won)	2002		2003		2004
Panels for:
Notebook computers	~~W~~	1,286,890	~~W~~	1,738,994	~~W~~	2,119,116
Desktop monitors		2,026,597		3,517,491		4,662,079
TFT-LCD televisions		135,682		685,925		1,162,762
Others		117,565		155,944		380,837

Total	~~W~~	3,566,734	~~W~~	6,098,354	~~W~~	8,324,794

LG. Philips LCD Co., Ltd.

Notes to Consolidated Financial Statements—(Continued)
December 31, 2002, 2003 and 2004

19. Supplemental Cash Flows Information

     Supplemental cash flows information for the years ended December 31, 2002, 2003 and 2004 is as follows:

(in millions of Korean won)	2002		2003		2004
Cash paid during the year for:
Interest	~~W~~	69,651	~~W~~	75,970	~~W~~	93,621
Income taxes		1,441		2,827		41,406
Non-cash investing and financing activities:
Other accounts payable arising from the purchase of property, plant and equipment		653,421		882,839		822,288

LG. Philips LCD Co., Ltd.

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS
VALUATION AND QUALIFYING ACCOUNTS

	Balance at		Charged to		Write-offs		Balance at
	beginning		bad debt		charged to		end
(in millions of Korean Won)	of period		expenses		allowance		of period
Year ended December 31, 2002:
Allowance for doubtful accounts	~~W~~	6,207	~~W~~	4,913	~~W~~	(—)	~~W~~	11,120

Year ended December 31, 2003:
Allowance for doubtful accounts	~~W~~	11,120	~~W~~	974	~~W~~	(62)	~~W~~	12,032

Year ended December 31, 2004:
Allowance for doubtful accounts	~~W~~	12,032	~~W~~	(8,614)	~~W~~	(—)	~~W~~	3,418

	Balance at						Balance at
	beginning						end
	of period		Additions		Deductions		of period
Year ended December 31, 2002:
Reserve for warranty liabilities	~~W~~	12,903	~~W~~	7,919	~~W~~	(7,537)	~~W~~	13,285

Year ended December 31, 2003:
Reserve for warranty liabilities	~~W~~	13,285	~~W~~	18,694	~~W~~	(12,199)	~~W~~	19,780

Year ended December 31, 2004:
Reserve for warranty liabilities	~~W~~	19,780	~~W~~	13,909	~~W~~	(14,472)	~~W~~	19,217